Exhibit 13.2

Certification of the principal financial officer required by

Rule 13a-14(b) of the Securities Exchange Act of 1934

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Ms. Megan Boston, Executive Director and Head of Australian Operations of Benitec Biopharma Limited (the “Company”), hereby certifies that, to the best of her knowledge:

1.

The Company’s Annual Report on Form 20-F for the period ended June 30, 2019, to which this Certification is attached as Exhibit 13.2 (the “Annual Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

2.	The information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: October 30, 2019

/S/ Megan Boston
Megan Boston
Executive Director and Head of Operations, Australia

This certification accompanies the Form 20-F to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Benitec Biopharma Limited under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 20-F), irrespective of any general incorporation language contained in such filing.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.